Exhibits

Exhibit 99.1

MFC Development Corp. Completes Acquisition of Worldwide Excellence, Inc. - A Leading Direct Marketing and Product Branding Company

NEW ROCHELLE, NY and LOS ANGELES, CA (December 5, 2005) MFC Development Corp. (OTCBB: MFCD) (“MFC”) announced today that on November 29, 2005 it had completed the acquisition of Worldwide Excellence, Inc. (WWE), a leading direct marketing and product branding company specializing in health, beauty, fitness, self-help and home consumer products based in Los Angeles, CA. Under the terms of the transaction, MFC acquired 100% of the outstanding shares of common stock of WWE in exchange for shares of MFC common stock, after which the former shareholders of WWE, new investors and others involved in the transaction acquired control of MFC.

In connection with the acquisition, WWE has raised $1,550,000 pursuant to a private offering (subject to any overallotment) of shares of MFC 10% Convertible Preferred Stock and Warrants to purchase MFC common stock. The preferred stock was offered at $1.00 per share and is convertible into two shares of MFC common stock. The term of the Warrants is three (3) years and the exercise price of the warrant shares is (i) $1.00 during the first year after the closing of the private offering and (ii) $1.50 thereafter.

At the closing of the transaction, Jeffrey S. Edell was named President and co-CEO of MFC and Nancy Duitch, a co-founder of WWE, was named Chief Marketing Officer and co-CEO of MFC. Both Mr. Edell and Ms. Duitch were appointed to MFC’s Board of Directors.

Victor Imbimbo was also appointed as a third independent director. Mr. Imbimbo is a marketing and advertising industry veteran, having launched many successful marketing and advertising campaigns while serving as a senior executive at the General Mills Corporation and the Miller Brewing Company. Mr. Imbimbo also founded and ran two very successful communication, advertising and marketing agencies for the past 20 years, during which time his clients included: Nike, MasterCard and Coca-Cola. Most recently, his firm has partnered with Chiat Day Advertising.

“Having Worldwide Excellence as part of a public company will provide a platform and vehicle to rapidly expand our future growth”, stated Jeffrey S. Edell, President and Co-CEO. “Our unique and creative marketing strategies and robust product pipeline will allow for tremendous revenue and customer growth.”

CMO and Co-CEO, Nancy Duitch stated “Our goal is to become an integrated branding force. This acquisition will allow us to build our successful branding strategies, as well as, enter into new channels of distribution for long term market share.” Both Edell and Duitch also emphasized “that as officers, directors and significant shareholders of MFC, we are committed to one primary initiative - to maximize shareholder value.”

About Worldwide Excellence, Inc.

WWE is in the business of building product “Brands” and has developed a successful proprietary formula that combines creativity and strategic analysis to maximize the lifetime value of its customers.

WWE acquires the worldwide rights to unique and compelling products with broad consumer appeal. After completing thorough diligence for each project, a strategic marketing plan is implemented to exploit major channels of direct marketing and retail distribution including Internet, television, print, radio, electronic TV shopping, catalog, credit card syndication and mass merchandiser retail outlets. In addition to marketing campaigns in the United States, many products are introduced into sales and marketing channels WWE has established in the international markets, which encompasses more than 80 countries worldwide.

The life blood of any successful direct marketing company is its ability to attract quality products with appeal to a large number of consumers. More than 1,000 products are submitted annually to WWE for its consideration, of which typically less than a dozen are selected each year for project development and ultimate distribution. WWE has a rich history and solid reputation for quality, creativity and integrity in the Direct Marketing industry, which facilitates access to new product opportunities. Key criteria that WWE uses to select products are: quality of the product, market opportunity, profit margin per unit, market testing results and the potential for recurring revenue after the initial product is sold (“continuity”).

A successful product can generate in excess of $50 million of initial gross revenue, with substantial additional ancillary revenues generated from a “continuity program”, whereby the customer automatically purchases replacement products on a monthly basis, thereby creating regenerative sales without additional upfront marketing expenses. A product life cycle can last for years generating substantial revenue and profits from a loyal customer base.

A key marketing strategy effectively being utilized by WWE is to leverage the Internet. WWE utilizes unique and proprietary analytical tools to evaluate and maximize customer lifetime value in real-time in order to increase customer order volume and enhance the profitability of each customer. WWE can track orders as they occur, test and modify a particular creative marketing campaign, to optimize customer purchasing.

MANAGEMENT

Jeffrey S. Edell, President and co-CEO, has substantial experience in both the entertainment industry and in the public arena, having served as CEO of software, entertainment and technology companies, as well as Chairman of a major public Internet and product marketing company. Mr. Edell founded elabor.com, which was acquired by ADP in 2003 after its project enhancement software had been sold to Microsoft a year earlier. From 1995 to 2002, he led Soundelux Entertainment Group, Inc., an integrated entertainment and technology company to approximately $120 million in revenues before the majority of its assets were acquired by the Liberty Media Group in 2000. His tenure at Soundelux garnered Mr. Edell recognition as Ernst and Young’s ‘Year 2000 Entertainment Entrepreneur of the Year’ and admission to both the Academy of Motion Picture Arts and Sciences and the Academy of Television Arts and Sciences.

In 2003 Mr. Edell became Chairman of the Board of InterMix Media, Inc. (AMEX: MIX). During his tenure through December of 2004, InterMix shares rose over 300% from $1.50 to over $6.50. InterMix was subsequently acquired by NewsCorp in mid 2005 in a $580 million transaction ($12 per share). Mr. Edell obtained his Bachelors in Commerce degree from the McIntire School of Commerce at the University of Virginia and obtained his CPA designation while at KPMG. He is former partner of a major accounting firm in Los Angeles and has been a member of the Young President’s Organization (YPO) since 1997.

Nancy Duitch, Founder, Chief Marketing Officer and co-CEO, is the creative and marketing presence behind the success of WWE. During the past eleven years, her product campaigns have generated over $1 billion in worldwide sales from twenty successful programs. After receiving her degree from Temple University, and before entering the DR business, Mrs. Duitch held several upper management and consultancy positions in numerous retail and consumer products companies including Pep Boys, Spa Formula Cosmetics, ND Marketing, and Kent & Spiegel - where she developed a retail division from inception with products including Absculptor, Abtrainer, Sobakawa Pillow and Magna Duster.

In 1999, Mrs. Duitch co-founded and served as President of One World Live, a multimedia and celebrity based, Internet marketing company, creating product successes such as: Ultimate Lean Routine, Firmalift, Carbfighter, Leigh Valentine Skin Care and The Donna Mills Collection. Having been profiled in Response TV Magazine as among the “25 Most Innovative Individuals” and “DRTV’s Angels,” she is considered among the top executives in the Direct Response Industry today. Additionally, she is a founder of the Cardiac Arrhythmia Research & Education Foundation (C.A.R.E.) and has been personally responsible for raising millions of dollars utilized in the prevention of sudden death in children and young adults.

CURRENT PRODUCTS

The additional capital will allow WWE to optimize the marketing of several existing products beginning in the first quarter of 2006.

Youth Factor (www.youthfactor4me.com) is a superior anti-wrinkle product that has had tremendous success utilizing the company’s proprietary continuity model. Youth Factor’s celebrity spokesperson, former Ms. America Carolyn Sapp, is currently appearing in Internet, print and television campaigns and WWE is preparing for the launch of a massive public relations campaign.

Body Burner (www.bodyburner.com) is a rebounding and exercise product that is taking the country by storm. There has been a buzz in the fitness world with regard to rebounding and WWE ‘jumped’ on the opportunity to be one of the first-to-market utilizing with a rebounding product. Olympic athlete Gail Devers, along with Fitness experts Kathy Derry, Garret Warren and Adria Cain, are spokespersons for the Body Burner. John Abdo, the inventor of the Body Burner, is a well known International Fitness celebrity who brings credibility to the product from the consumer perspective. The Body Burner has been well received by both the retailers and the International markets and is currently in distribution.

Two new product launches are planned for first quarter 2006 distribution.

Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
Statements contained in this press release that are not purely historical facts, including statements regarding MFC Development Corp.'s beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render MFC Development Corp.’s products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause MFC Development Corp.'s actual results to differ from management's current expectations are contained in MFC Development Corp.'s filings with the Securities and Exchange Commission. MFC Development Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Company Contact:

Victor Brodsky - Vice President
914-636-3432
email: Victor.brodsky@MFCDevelopment.com